Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Pricing Supplement No 20 - Dated Monday, July 8, 2013 (To: Prospectus dated August 24, 2012)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
02006DBT7	[ ]	100.000%	0.750%	[ ]	Fixed	3.000%	Monthly	07/15/2015	08/15/2013	$2.25	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 7/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

02006DBU4	[ ]	100.000%	1.300%	[ ]	Fixed	4.200%	Monthly	07/15/2017	08/15/2013	$3.15	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 7/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, July 8, 2013 through Monday, July 15, 2013	Ally Financial Inc.
	Trade Date: Monday, July 15, 2013 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, July 18, 2013	Prospectus dated August 24, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.